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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Incorporation or Organization
ArthroCare (Australasia) Pty Ltd. f/k/a TiMax Surgical Pty Ltd.	Australia
ArthroCare (Deutschland) AG f/k/a ArthroCare (Deutschland) GmbH	Germany
ArthroCare (Hong Kong) Limited	Hong Kong
ARTHROCARE CANADA LIMITED	Canada
ArthroCare Corporation Cayman Islands	Cayman Islands
ArthroCare Costa Rica, S.R.L.	Costa Rica
ArthroCare Europe AB	Sweden
ArthroCare France SARL	France
ArthroCare Luxembourg, S.`a.r.l.	Luxembourg
ArthroCare Medical Corporation	Nevada
ARTHROCARE SCANDINAVIA ApS f/k/a Ortoconcept ApS	Austria
ARTHROCARE SIGNAPORE PTE. LTD.	Singapore
ArthroCare UK Limited f/k/a ATLANTECH MEDICAL DEVICES LIMITED	United Kingdom
Atlantech Medical Devices (UK) Limited	England
Atlantech Medizinische Produkte Vertiebs-GmbH	Austria
Device Reimbursement Services, Inc.	Nevada
DiscoCare, Inc.	Delaware
Medical Device Alliance, Inc.	Nevada
OC Acquisition Sub, LLC	California

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT